EXHIBIT F
LOCK-UP AGREEMENT, DATED AS OF FEBRUARY 28, 2011, EXECUTED BY SINA IN FAVOR OF THE COMPANY
EXECUTION COPY
Lock-Up Agreement
February 28, 2011
Mecox Lane Limited
22nd Floor, Gems Tower, Building 20
No. 487, Tianlin Road
Shanghai, 200233, China
Ladies and Gentlemen:
          This Lock-Up Agreement is being delivered to you in connection with the share purchase agreement (the “Share Purchase Agreement”; terms used but not defined herein shall have the meaning ascribed to them in the Share Purchase Agreement) dated February 28, 2011, entered into by Sina Corporation (“Sina”), Maxpro Holdings Limited (“Maxpro”) and Ever Keen Holdings Limited (“Ever Keen”, and together with Maxpro, the “Sellers”), with respect to the purchase of 76,986,529 ordinary shares, par value $0.0001 per share, of Mecox Lane Limited, a Cayman Islands corporation (the “Company” and, collectively with Sina and Sellers, the “Parties”) (the “Ordinary Shares”, and such shares to be purchased and/or converted from American Depositary Shares (“ADSs”) by Sina, in connection with the Share Purchase Agreement, the “Sale Shares”) by Sina from the Sellers.
          Sina agrees that, for a period (“Sina’s Lock-Up Period”) beginning on the Date of Closing as defined under the Share Purchase Agreement and ending on, and including, the first anniversary of the Closing, Sina will not, without the prior written consent of the Sellers and the Company, or their nominees, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to, any of the Sale Shares whether in the form of Ordinary Shares or ADSs, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Sale Shares, whether any such transaction is to be settled by delivery of ADSs or Ordinary Shares, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). Sina further agrees that, if prior to the expiration of the Lock-Up Period (as defined in the Original Lock-Up Agreement), Sina exercises the option granted to it under the Option Agreement dated February 28, 2011, by and among Maxpro, Ever Keen and Sina, Sina shall execute an additional lock-up agreement with the Company pursuant to which Sina shall agree to lock up the Ordinary Shares purchased under the Option Agreement on the same terms described above for the remainder of Sina’s Lock-Up Period.
          The Sellers agrees that, for a period (the “Sellers’ Lock-Up Period”) beginning on the Date of Closing as defined under the Share Purchase Agreement and ending on, and including, the date that is 180 days from the date of the Closing, the Sellers will not, without the prior written consent of Sina and the Company, or their nominees, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to, any Ordinary Shares of the Company held as of the date of Closing (the “Remaining Shares”) whether in the form of Ordinary Shares or ADSs, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Remaining Shares, whether any such transaction is to be settled by delivery of American Depositary Shares (“ADSs”) or Ordinary Shares, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing in this Lock-Up Agreement shall restrict (x) the Sellers from selling Ordinary Shares to Sina or Sina from purchasing such Ordinary Shares from the Sellers under the Option Letter Agreement or (y) any Ordinary Shares purchased by Sina from the Sellers thereunder, as long as Sina complies with the terms of the preceding paragraph.
          The foregoing two paragraphs shall not apply to (a) any transactions relating to the Ordinary Shares, ADSs or other securities of the Company acquired in open market transactions or (b) transfers or distributions by the undersigned of Ordinary Shares or ADSs to affiliates of the undersigned, provided that each such transferee or distributee shall enter into a written agreement accepting the restrictions set forth herein.
          Each of Sina and Sellers further agrees that, for Sina’s Lock-Up Period or the Sellers’ Lock Up Period, as applicable, each of Sina and Sellers will not, without the prior written consent of the other Parties, make any demand for, or exercise any right with respect to, the registration of ADSs or Ordinary Shares or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares, or warrants or other rights to purchase ADSs or Ordinary Shares or any such securities.
          Each of Sina and the Sellers authorizes the Company and its transfer agent, during Sina’s Lock-Up Period or the Sellers’ Lock Up Period, as applicable, to decline the transfer of or to note stop transfer restrictions on the stock register and other records relating to ADSs or Ordinary Shares or other securities subject to this Lock-Up Agreement of which each of Sina and the Sellers is the record holder, and, with respect to ADSs or Ordinary Shares or other securities subject to this Lock-Up Agreement of which each of Sina and the Sellers is the beneficial owner but not the record holder, each of Sina and Sellers hereby agrees to cause such record holder to authorize the Company and its transfer agent, during the Lock-Up Period, to decline the transfer of or to note stop transfer restrictions on the stock register and other records relating to such ADSs or Ordinary Shares or other securities.
          This Lock-Up Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Lock-Up Agreement, directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York.
          If for any reason the Share Purchase Agreement shall be terminated prior to the Date of Closing (as defined in the Share Purchase Agreement), this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.
[Signature page follows]

Yours very truly,

Maxpro Holdings Limited
By:	/s/ Nanpeng Shen
	Name:	Neil Nanpeng Shen
	Title:	Director

Ever Keen Holdings Limited
By:	/s/ Nanpeng Shen
	Name:	Neil Nanpeng Shen
	Title:	Director

SINA Corporation
By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	President

Agreed and confirmed as of the date first above written: Mecox Lane Limited
By:	/s/ Beichun Gu
	Name:	Alfred Beichun Gu
	Title:	Chief Executive Officer

[Signature Page to Sina Company Lock-Up Agreement]